Standard Gold Announces Gold Project Option Agreement

Monday September 13, 2010, 7:13 am EDT

MINNEAPOLIS—(BUSINESS WIRE)—Standard Gold, Inc. (OTCBB:SDGR) announces that it has executed an option to purchase and earn up to a 55 percent interest (subject to net profits interest) in the Rex gold project in Arizona.

The Rex gold property was drilled in the late 1980s by a major gold producing company. Subsequent to the Rex drilling, gold prices slid downward to $335 by the end of 1992 and $250 by 1999. A total of 2,200 feet was completed in eight vertical diamond drill holes to depths of 200 to 350 feet within an area 1,500 feet by 4,000 feet. Although only selected intervals in the holes were assayed, all eight holes intersected apparent ore-grade gold values over significant down-hole widths. The reported values and geologic context indicate potential for an open-pit-mineable gold deposit.

Interpretations of surface exposures, assays, and available drill data from the Rex project indicate a strong mineralizing system in a complex structural environment with characteristics of detachment-related gold deposits. Detachment-related gold deposits are low- to moderate-temperature hydrothermal gold deposits that form along or near shallowly dipping faults related to crustal extension in the Southwest, including a belt of such deposits in southwestern Arizona. A notable example is Copperstone, Arizona, located about 50 miles west-northwest of Rex, with a total resource of approximately 1.3 million ounces of gold.

“Other detachment gold deposits in the southwest United States that have been successfully mined include the Mesquite Mine, which produced 2.3 million ounces of gold in California’s Mojave Desert,” said Standard Gold President Steve Flechner. “I had the opportunity to play an instrumental role in acquiring, permitting and financing the exploration and development of Mesquite with my former employer, Consolidated Gold Fields of London,” he said. Mr. Flechner added that preliminary gold grade indications at Rex are higher than at Mesquite.

Two experienced geological/mining consultants conducted independent evaluations of the Rex property and both provided recommendations for aggressive exploration drill programs. The Standard Gold technical team plans to re-log and sample the 1980s drill core and expects to follow up with a comprehensive evaluation of the project, including a geochemical survey, geophysical surveys, and significant diamond and reverse-circulation drilling.

Mineralization at Rex appears to be open at depth and along strike, giving excellent exploration potential. As many as six types of mineralization are present, including veins related to diorite dikes, high-angle faults, low-angle faults, and thrust faults; and disseminated mineralization in shale and sandstone related to detachment faults. Disseminated mineralization consists of finely disseminated pyrite and local quartz veins. Rex displays both oxide and sulfide mineralization. Flat-lying zones within 150 to 300 feet of surface with likely low stripping ratios suggest a bulk-mineable opportunity.

The project is located about 90 miles northwest of Phoenix, Arizona, about six miles southeast of Salome, Arizona. The project’s land position consists of 102 unpatented lode mining claims on 2,040 acres.

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About Standard Gold, Inc.
Standard Gold is a minerals exploration and development company. Through our wholly-owned subsidiary, Hunter Bates Mining Corporation, we hold title to the past producing gold mine in Colorado known as the Bates-Hunter Mine. We do not claim to have any mineral reserves at the Bates-Hunter Mine. Our common stock trades on the Over-the-Counter Bulletin Board under the symbol "SDGR." To find out more about Standard Gold, Inc. (OTCBB:SDGR) visit our website at www.standardgoldmining.com.

Forward-Looking Statements and Risk Factors
Certain statements included in this press release may constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes. These risks and uncertainties relate to Standard Gold and its affiliates, and include, among others, the ability to obtain or maintain regulatory approvals; the ability to obtain necessary financing; and other risks and uncertainties described in Standard Gold’s filings from time to time with the Securities and Exchange Commission. Standard Gold disclaims any obligation to update its forward-looking statements.

In addition, the exploration for and development of mineral deposits involves significant financial risks, which even experience and knowledge may not eliminate, regardless of the amount of careful evaluation applied to a process. While the discovery of a mineral deposit may result in substantial rewards, few properties are ultimately developed into producing mines. Moreover, we cannot make any estimates regarding probable reserves in connection with any of our projects and any estimates relating to possible reserves are subject to significant risks. Therefore, no assurance can be given that any size of reserves or grades of reserves will be realized. If a discovery is made, the mineral deposit discovered, assuming recoverable, may differ from the reserves already discovered and recovered by others in the same region of the planned areas of exploration. Further, the cost of exploration and exploitation can be extensive and there is no assurance that we will have the resources necessary or the financing available to pursue projects we currently hold interests in or to acquire interests in other mineral exploration projects that may become available. The risks we face are numerous and detailed information regarding these risks may be found in filings made by us with the Securities and Exchange Commission, including our most recent annual report.

Contact:
Standard Gold, Inc., Dan Schustack, 646-278-6787